EXHIBIT 99.1
YuMe (NYSE:YUME) - Advertising Customer Metrics	November 8, 2017

	FY13	Q1:14 LTM	Q2:14 LTM	Q3:14 LTM	FY14	Q1:15 LTM	Q2:15 LTM	Q3:15 LTM	FY15	Q1:16 LTM	Q2:16 LTM	Q3:16 LTM	FY16	Q1:17 LTM	Q2:17 LTM	Q3:17 LTM
Metrics
Total Advertising Customers
Total Advertising Customers	580	635	719	807	880	935	1,010	1,030	1,001	1,009	1,002	959	846	822	805	790
Average Spend	$255,446	$249,957	$229,152	$212,409	$198,770	$190,353	$176,498	$169,327	$170,509	$167,959	$169,055	$172,479	$186,172	$188,432	$195,607	$199,724

Advertising Customers with LTM $100K+ Rev.	226	240	244	266	285	278	286	300	285	287	282	257	235	233	222	217
Average Spend	$582,175	$589,326	$596,086	$569,831	$564,616	$582,241	$559,121	$526,377	$546,611	$542,487	$556,280	$587,887	$611,473	$612,077	$643,504	$664,888

Year-over-Year Growth
Total Advertising Customers	29%	27%	37%	43%	52%	47%	40%	28%	14%	8%	-1%	-7%	-15%	-19%	-20%	-18%
Average Spend	-1%	3%	-7%	-14%	-22%	-24%	-23%	-20%	-14%	-12%	-4%	2%	9%	12%	16%	16%

Advertising Customers with LTM $100K+ Rev.	32%	38%	32%	27%	26%	16%	17%	13%	0%	3%	-1%	-14%	-18%	-19%	-21%	-16%
Average Spend	-6%	-8%	-7%	-7%	-3%	-1%	-6%	-8%	-3%	-7%	-1%	12%	12%	13%	16%	13%

Contact
Frank Barbieri
Investor Relations
(650)-503-7912
fbarbieri@yume.com